EXHIBIT 99.1

NYSE:	OK
FOR RELEASE:	8:00 A.M.
DATE:	APRIL 3, 2000
CONTACTS:	OLD KENT FINANCIAL CORPORATION
	INVESTOR:	ALBERT T. POTAS	(616) 771-1931
	MEDIA:	TANYA BERG	(616) 771-4364

OLD KENT COMPLETES ACQUISITION OF
GRAND PREMIER FINANCIAL, INC.
-Old Kent ranks # 5 in deposit market share in Chicago and Illinois-

        Grand Rapids, Michigan -- David J. Wagner, Chairman, President and CEO of Old Kent Financial Corporation, announced that effective Saturday, April 1, 2000, Old Kent completed its acquisition of Grand Premier Financial, Inc.

        Grand Premier shareholders received 0.4231 of a share of Old Kent common stock for each outstanding share of Grand Premier common stock, for a total of approximately 10.5 million shares. Grand Premier had assets of $1.7 billion, deposits of $1.3 billion, and 23 banking locations.

        Mr. Wagner stated, "We welcome Grand Premier's customers to Old Kent and look forward to offering them a wide range of valuable products and services and even more comprehensive financial relationships. Grand Premier's high quality franchise expands Old Kent's presence in the attractive, growing communities north and northwest of Chicago. The acquisition broadens our customer service capabilities. Old Kent now has 84 banking offices in Greater Chicago and ranks 5th in deposit share in the Chicago area and Illinois."

        Old Kent is a financial services company headquartered in Grand Rapids, Michigan, with a 41 year history of consecutive increases in annual per share earnings and dividends. It operates nearly 300 banking offices in Michigan, Illinois and Indiana as well as a national mortgage lending franchise. Effective with this acquisition, Old Kent's assets totaled approximately $20 billion.

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